As filed with the Securities and Exchange Commission on October 1, 2014
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Bankwell Financial Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Connecticut	20-8251355
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
220 Elm Street New Canaan, Connecticut 06849
(Address of Principal Executive Offices)(Zip Code)

Quinnipiac Bank & Trust Company 2010 Stock Plan
Quinnipiac Bank & Trust Company 2008 Organizer Warrant Agreement
(Full Title of the Plan)

Ernest J. Verrico, Sr.
Executive Vice President and CFO
Bankwell Financial Group, Inc.
220 Elm Street
New Canaan, Connecticut 06849
(Name and Address of Agent For Service)

(203) 652-6300
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                                    Accelerated filer  ☐

Non-accelerated filer ☒                                                                          Smaller reporting company  ☐

           (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share	129,640 shares(2)	$18.71(3)	$2,425,564.40(3)	$312.41

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, no par value per share (“Common Stock”), registered includes an indeterminable number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend, or similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)
The 129,640 shares of Common Stock being registered hereby consist of (a) 61,040 shares of Common Stock issuable under the Quinnipiac Bank & Trust Company 2010 Stock Plan and (b) 68,600 shares of Common Stock issuable under the Quinnipiac Bank & Trust Company 2008 Organizer Warrant Agreement (the plans in clauses (a) and (b) are collectively referred to herein as the “Quinnipiac Plans”), both of which Quinnipiac Plans were assumed by us in connection with the merger of Quinnipiac Bank & Trust Company, a Connecticut chartered bank and trust company, with and into Bankwell Bank (the “Bank”), a Connecticut chartered bank and trust company and wholly owned subsidiary of BWFG, with the Bank surviving (the “Merger”).  The Merger is effective October 1, 2014.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon (a) the exercise price of $10.00 per share, and (b) $18.71 per share, the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Market on September 25, 2014.

EXPLANATORY NOTE

Pursuant to that certain Agreement and Plan of Merger, dated as of March 31, 2014, by and between Bankwell Financial Group, Inc., a Connecticut corporation (“BWFG”), and Quinnipiac Bank & Trust Company, a Connecticut chartered bank and trust company (“QBT”), on October 1, 2014, QBT merged with and into Bankwell Bank (the “Bank”), a Connecticut chartered bank and trust company and wholly owned subsidiary of BWFG, with the Bank surviving (the “Merger”). Bankwell Financial Group, Inc. is referred to herein as “we,” “our,” “us,” “BWFG,” the “Registrant” and the “Company.”

At the effective time of the Merger, (1) each outstanding option (collectively, the “Quinnipiac Options”) to purchase shares of common stock, $0.01 par value per share, of BWFG granted under the Quinnipiac Bank & Trust Company 2010 Stock Plan and the Quinnipiac Bank & Trust Company 2008 Organizer Warrant Agreement (collectively, the “Quinnipiac Plans”) converted into a corresponding option with respect to the Registrant’s common stock, no par value per share (the “Common Stock”), and (2) the Registrant assumed the Quinnipiac Plans. This Registration Statement is being filed for the purpose of registering up to 129,640 shares of Common Stock issuable under the Quinnipiac Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                       Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.                       Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                        Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”).   The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)           the Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on May 16, 2014, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)           the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36448) filed with the Commission on May 9, 2014 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description;

(c)           the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014, filed by the Registrant with the Commission on June 4, 2014 and August 14, 2014, respectively; and

(d)           the Registrant’s Current Reports on Form 8-K filed with the Commission on May 16, 2014, May 20, 2014, June 20, 2014, June 26, 2014, August 4, 2014, August 7, 2014, September 9, 2014, September 16, 2014, September 24, 2014 and September 25, 2014.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.                        Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Article VI of the Registrant’s bylaws sets forth circumstances under which directors, officers, employees and agents of the Registrant may be insured or indemnified against liability which they incur in their capacities as such:

The Registrant will indemnify the directors, officers, employees and agents of the Company to the maximum extent permitted and/or required by the Certificate of Incorporation or applicable law. Without otherwise limiting the foregoing, Section 33-770 to 33-778 of the Connecticut Business Corporation Act, as from time to time amended or superseded, governs and applies to certain matters of indemnification of directors, officers, employees and agents of the Company, and is incorporated herein by reference as a part of these Bylaws. Notwithstanding the foregoing, in no event shall any payments made by the Company pursuant to this Article SIXTH exceed the amount permissible under applicable state or federal law, including but not limited to the limitations on indemnification imposed by Section 18(k) of the Federal Deposit Insurance Act and the regulation issued thereunder by the Federal Deposit Insurance Corporation.

In addition, the Registrant also maintains insurance policies under which its directors and officers are insured. Within the limits of these policies, the Registrant’s directors and officers are insured against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been the Registrant’s directors or officers.

We have entered into indemnification agreements with certain of our executive officers and directors pursuant to which we have agreed to indemnify such persons against certain expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of our company, and to advance expenses as incurred by or on behalf of such person in connection therewith. The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our governing documents, agreement, vote of shareholders or disinterested directors or otherwise.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings.

1. Item 512(a) of Regulation S-K.  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfield, State of Connecticut, on this 30th day of September, 2014.

BANKWELL FINANCIAL GROUP, INC.

By:       /s/ Ernest J. Verrico, Sr.
Ernest J. Verrico, Sr., Executive Vice President and CFO

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Bankwell Financial Group, Inc., hereby severally constitute and appoint Blake S. Drexler and Ernest J. Verrico, Sr., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Bankwell Financial Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Blake D. Drexler Blake S. Drexler	Executive Chairman (Principal Executive Officer)	September 30, 2014
/s/ Ernest J. Verrico, Sr. Ernest J. Verrico, Sr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 30, 2014
/s/ Frederick R. Afragola Frederick R. Afragola	Director	September 30, 2014
/s/ George P. Bauer George P. Bauer	Director	September 30, 2014
/s/ Michael J. Brandt Michael S. Brandt	Directors	September 30, 2014
/s/ Richard E. Castiglioni Richard E. Castiglioni	Director	September 30, 2014
/s/ Eric J. Dale Eric J. Dale	Director	September 30, 2014
/s/ James A. Fieber James A. Fieber	Director	September 30, 2014
/s/ William J. Fitzpatrick III William J. Fitzpatrick III	Director	September 30, 2014
/s/ Daniel S. Jones Daniel S. Jones	Director	September 30, 2014

/s/ Carl R. Kuehner III Carl R. Kuehner III	Director	September 30, 2014
/s/ Todd Lampert Todd Lampert	Director	September 30, 2014
/s/ Victor S. Liss Victor S. Liss	Director	September 30, 2014

INDEX TO EXHIBITS

Number	Description
4.1
Certificate of Incorporation, as amended to date, of the Registrant (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 (333-197039) on June 26, 2014 and incorporated herein by reference)

4.2	Amended and Restated By-Laws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 (333-197039) on June 26, 2014 and incorporated herein by reference)
4.3	Form of Common Stock Certificate of the Registrant
5	Opinion of Hinckley, Allen & Snyder LLP, counsel to the Registrant
10.1	Quinnipiac Bank & Trust Company 2010 Stock Plan
10.2	Quinnipiac Bank & Trust Company 2008 Organizer Warrant Agreement
23.1	Consent of Hinckley, Allen & Snyder LLP (included in Exhibit 5)
23.2	Consent of Whittlesey & Hadley, P.C.
24	Power of attorney (included on the signature pages of this registration statement)